UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2020

Tesla, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34756	91-2197729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of Principal Executive Offices, and Zip Code)

(650) 681-5000

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	TSLA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry Into a Material Definitive Agreement.

On June 24, 2020, Tesla, Inc. (“Tesla”) entered into an Indemnification Agreement (the “Indemnification Agreement”) with Elon Musk, Tesla’s Chief Executive Officer, for an interim term of 90 days (the “Bridge Term”). During the Bridge Term, Tesla is resuming its annual evaluation of all available options for providing directors’ and officers’ indemnity coverage, which it had suspended during the height of shelter-in-place requirements related to the COVID-19 pandemic. As part of such process, Tesla intends to obtain a binding market quote for a directors’ and officers’ liability insurance policy with an aggregate coverage limit of $100 million (the “Market Quote”), which Tesla will weigh in selecting an indemnity coverage option for a customary term following the end of the Bridge Term.

The Indemnification Agreement provides that Mr. Musk will provide, from his personal funds, directors’ and officers’ indemnity coverage to Tesla during the Bridge Term in the event such coverage is not indemnifiable by Tesla, up to a total of $100 million. In return, Tesla will pay Mr. Musk a one-time fee of $972,361. Tesla will also exercise reasonable best efforts to obtain the Market Quote, and will pay an additional amount to Mr. Musk to reconcile the one-time fee to be equal to the market-based premium for the Market Quote as prorated for 90 days and further discounted by 50%, if the latter amount is greater. The Indemnification Agreement is also subject to certain terms and conditions that are customary of indemnification agreements with corporate directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA, INC.

By:	/s/ Zachary J. Kirkhorn
Zachary J. Kirkhorn Chief Financial Officer

Date: June 30, 2020